EXHIBIT 4.1

FORM OF COMMON STOCK AND WARRANT PURCHASE AGREEMENT

     THIS COMMON STOCK AND WARRANT PURCHASE AGREEMENT (“Agreement”) is made and entered into as of September 9, 2009 (the “Effective Date”), by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 (the “Company”), and _______________, each may be referred to individually herein as an “Investor”, and collectively as the “Investors”.

A.	The Company desires to sell, and the Investors desire to purchase, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

B.

In connection with entering into this Agreement, the Company shall issue to the Investors certain Stock Purchase Warrants (each, a “Warrant” and collectively, the “Warrants”) pursuant to which the Investors may purchase up to an aggregate of 150,000 additional shares of Common Stock at a price per share of $9.00 per share (as adjusted for any stock dividends paid in common stock, and any combinations, stock splits, recapitalizations and the like each with respect to the Common Stock). The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the “Warrant Shares.”

C.

The issuance of the Shares (as defined below), the Warrants and Warrant Shares to the Investors have been registered on the Company’s Registration Statement on Form S-3, Registration No. 333-160498, which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 22, 2009 (the “Registration Statement”).

THE PARTIES AGREE AS FOLLOWS:

1. PURCHASE AND SALE OF COMMON STOCK AND WARRANTS.

1.1

Subject to the terms and conditions of this Agreement, each Investor agrees, severally but not jointly, to purchase at the Closing (as defined below), and the Company agrees to sell and issue to each Investor at the Closing, (i) that number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A hereto and (ii) Warrants exercisable for that number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A hereto. The shares of Common Stock to be sold pursuant to this Agreement are collectively referred to herein as the “Shares,” and the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”. The aggregate purchase price of the Securities shall be $3,602,500 (the “Aggregate Purchase Price”). The number of shares of Common Stock to be issued to Investors hereunder is determined by dividing the Aggregate Purchase Price by $6.55.

1.2

At the Closing, the Company shall issue a Warrant to each Investor. The Warrants shall be exercisable for up to an aggregate total of 150,000 shares of Common Stock. The Warrants shall be in substantially the form attached hereto as Exhibit B.

2. CLOSING; DELIVERY OF COMMON STOCK AND WARRANTS.

2.1	The consummation of the transaction contemplated by this Agreement (the “Closing”) shall be held at such time and place as is mutually agreed upon between the parties, but in any event no later than the close of business on September 9, 2009 (the “Closing Date”). Prior to the Closing, the Company and each of the Investors shall deliver all documents, instruments and writings required to be delivered by any of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. At the Closing, (i) the Investors shall pay the Aggregate Purchase Price by wire transfer of immediately available funds to the Company (in accordance with the Company’s written instructions), and (ii) the Company shall deliver to each Investor (a) a certificate or certificates representing that number of Shares purchased hereunder as set forth on Exhibit A and (b) a Warrant in substantially the form attached hereto as Exhibit B representing that number of Warrant Shares purchased hereunder.

2.2	The Company’s obligations to issue and deliver the stock certificate(s) representing the Shares to the Investors at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

	2.2.1	the covenants and obligations that the Investors are required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

	2.2.2	the representations and warranties made by the Investors herein shall be true and correct in all material respects as of the Closing Date; and

	2.2.3	each Investor shall have entered into a Lock-up Agreement with the Company, in the form attached hereto as Exhibit C (the “Lock-up Agreement”).

2.3	Each Investor’s obligation to accept delivery of the stock certificate(s) representing the Shares at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Investors:

	2.3.1	the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

	2.3.2	the representation and warranties made by the Company herein shall be true and correct in all material respects as of the Closing Date.

3. RESTRICTIONS ON RESALE OF SHARES.

3.1	Legends. Each Investor understands, acknowledges and agrees that the Shares and any Warrant Shares issued during the Lock-Up Period (as defined in the Lock-Up Agreement) are subject to the terms and conditions of the Lock-Up Agreement. Each stock certificate representing the Shares and any Warrant Shares issued during the Lock-Up Period shall bear the following legend:

“UNTIL SEPTEMBER 9, 2010, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

4. INDEMNIFICATION.

4.1	The Company agrees to indemnify and hold harmless each Investor against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or prospectus supplement filed with the SEC and used in connection with the offering of the Securities, or (ii) any omission or alleged omission to state a material fact in the Registration Statement, any prospectus or prospectus supplement filed with the SEC and used in connection with the offering of the Securities, or any amendment or supplement thereto, required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and the Company will reimburse each Investor for any legal or any other expenses reasonably incurred by it in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any prospectus or prospectus supplement, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Investor expressly for use in the preparation thereof, (B) the failure of any Investor to comply with its covenants and agreement contained in Section 6 hereof, or (C) any untrue statement, alleged untrue statement, or omission or alleged omission in any prospectus or prospectus supplement that is corrected in any subsequent prospectus that was delivered to each Investor prior to the pertinent sale or sales by each Investor. Such indemnity shall remain in full force and effect, regardless of any investigation made by any Investor and shall survive the transfer of the Securities by the each Investor.

4.2

Each Investor agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each officer of the Company who signs the Registration Statement and each director of the Company) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly, based upon or arising out of (i) any failure of the Investors to comply with the covenants and agreements contained in Section 6 hereof of (ii) untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or prospectus supplement filed with the SEC and used in connection with the offering of the Securities or any amendment or supplement thereto, or any omission or alleged omission of a material fact required to be stated in the Registration Statement, any prospectus or prospectus supplement filed with the SEC and used in connection with the offering of the Securities, or any amendment or supplement thereto, required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading if such untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by on behalf of the Investors specifically for use in preparation of the Registration Statement, any prospectus or prospectus supplement; provided, however, that the Investors shall not be liable in any such case for (A) any untrue statement, alleged untrue statement, omission or alleged omission in the Registration Statement, any prospectus or prospectus supplement, or other such document which statement is corrected by the Investors and delivered to the Company prior to the sale from which such loss occurred, (B) any untrue statement, alleged untrue statement, omission or alleged omission in any prospectus which is corrected by the Investors in any subsequent prospectus, or supplement or amendment thereto, and delivered to the Company prior to the sale or sales from which a loss or liability arose, or (C) any failure by the Company to fulfill any of its obligations under Section 4.1 hereof.

4.3	Promptly after receipt by any indemnified party or person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying party pursuant to this Section 4, such indemnified party or person shall notify the indemnifying party in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party or person under this Section 4 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to define such action) or from any liability otherwise than under this Section 4. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified party or person, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party or person promptly after receiving the aforesaid notice from such indemnified party or person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party or person. After notice from the indemnifying party to such indemnified party or person of its election to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party or person for any legal expense subsequently incurred by such indemnified party or person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make inappropriate, in the reasonable opinion of counsel to the indemnified party or person, for the same counsel to represent both the indemnified party or person and such indemnifying party or any affiliate or associate thereof, the indemnified party or person shall be entitled to retain its own counsel at the expense of such indemnifying party; provided, however, that no indemnifying party shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties or persons. In no event shall any indemnifying party be liable in respect to any amounts paid in settlement of any action unless the indemnifying party or person shall have approved the terms of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party or person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party or person is a party, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

4.4	The provisions of this Section 4 shall survive the termination of this Agreement.

5. REPRESENTATIONS AND ACKNOWLEDGEMENT OF THE COMPANY.

The Company hereby represents, warrants and covenants to the Investors as follows:

5.1	Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

5.2	Authorization. All corporate action on the part of Company necessary for the authorization, execution and delivery of this Agreement and the Warrants, the performance of all obligations of Company hereunder and the authorization, issuance and delivery of the Shares and Warrants has been taken or will be taken prior to the Closing.

5.3

Valid Issuance of Securities. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, and the Warrant Shares, when issued upon each Investor’s exercise of the Warrant issued to such Investor pursuant to the terms therein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Lock-Up Agreement and applicable state and federal securities laws.

5.4	Legal Proceedings and Orders. To the knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, nor is the Company aware of any basis for any of the forgoing. The Company is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

5.5	Registration Statement. The Registration Statement is effective on the date hereof and the Company has not received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently. The Company currently meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 applicable to both “primary” and “resale” registrations on Form S-3.

5.6	Consents. Except for filings under federal and applicable state securities laws and except for Permits (as defined below), the absence of which either individually or in the aggregate would not have a material adverse effect on the Company, all permits, consents, approvals, orders, authorizations of, or declarations to (collectively, “Permits”) or filings with any federal, state, local or foreign court, governmental or regulatory authority, or other person (including third party consents) required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained or will be obtained prior to the Closing Date, and will be effective as of the Closing Date.

6. REPRESENTATIONS AND ACKNOWLEDGMENTS OF THE INVESTORS.

EACH INVESTOR hereby represents, warrants, acknowledges and agrees that:

6.1	Governmental Review. Each Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

6.2	Authorization; Enforcement. Each Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of each Investor enforceable against each Investor in accordance with its terms.

6.3	Absence of Conflicts. The execution and delivery by each Investor of this Agreement, the compliance by each Investor with all the provisions hereof, the performance by each Investor of all of its obligations hereunder, and the consummation of the transactions contemplated hereby will not (i) conflict with or constitute a breach of any of the terms or provisions of any agreement of any Investor with any other third party, or any duty owed by any Investor to any other third party, or (ii) violate or conflict with any laws applicable to any Investor.

6.4	Lock-Up Agreement. Each Investor has the full right, power, authority and capacity to enter into the Lock-up Agreement. Upon execution and delivery, the Lock-up Agreement constitutes a valid and binding obligation of each Investor enforceable against each Investor in accordance with its terms.

6.5	Residency. Each Investor is a resident of the jurisdiction set forth immediately below each Investor's name on the signature page hereto.

6.6	Access to Information. Each Investor has consulted with its own attorney, accountant, or investment advisor as each Investor has deemed advisable with respect to the investment and has determined its suitability for such Investor. Each Investor has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company. Each Investor has had access to such financial and other information as is necessary in order for each Investor to make a fully informed decision as to investment in the Company, and has had the opportunity to obtain any additional information necessary to verify any of such information to which each Investor has had access. Each Investor acknowledges that neither the Company nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty other than those specifically expressed herein.

6.7	Business and Financial Expertise. Each Investor further represents and warrants that it has such business or financial expertise as to be able to evaluate its investment in the Company and purchase of the Securities.

6.8	Speculative Investment. Each Investor acknowledges that the investment in the Company represented by the Securities is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within each Investor’s risk capital means and is not so great in relation to any Investor’s total financial resources as would jeopardize the personal financial needs of any Investor in the event such investment were lost in whole or in part.

6.9

No Short Position. Each Investor represents and warrants that, as of the date of this Agreement, it does not have a Short Position in the Company’s Common Stock. Each Investor further covenants and agrees that during the period as of the date hereof and ending one (1) year thereafter, it will not have a Short Position. A “Short Position” shall mean a position resulting from a “short sale” as such transaction is described in Rule 200 of Regulation SHO promulgated under the Exchange Act.

6.10	Orderly Sale. Each Investor agrees that if it decides to resell some or all of the Shares, it will do so only through orderly sales executed through a top-tier brokerage house.

7.	TAX ADVICE. Each Investor acknowledges that such Investor has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Securities. Each Investor assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Securities.

8.	LEGAL ADVICE. Each Investor has independently consulted with legal counsel and after such consultation has deemed this investment to be advisable and this Agreement to be reasonable and proper.

9.	NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile, or one day, not including Saturdays, Sundays, or national holidays, after sending if sent by national overnight delivery service, or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

To the Company at:	Geron Corporation
230 Constitution Drive
Menlo Park, California 94025
Attention: Chief Financial Officer
	Telephone:	(650) 473-7700
	Facsimile:	(650) 473-7750

To each Investor at:

Telephone:
Facsimile:

10.	BINDING EFFECT. This Agreement shall be binding upon the heirs, legal representatives and successors of the Company and each Investor; provided, however, that no Investor may assign any rights or obligations under this Agreement.

11.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.	INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

13.	COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	AMENDMENTS. This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against whom such change, waiver or termination is sought to be enforced.

15.	FUTURE COOPERATION. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

16.	ENTIRE AGREEMENT. This Agreement, including the Warrants and the Lock-Up Agreements attached hereto, constitute the entire agreement of the parties pertaining to the Securities and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto.

(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Common Stock and Warrant Purchase Agreement as of the date first above written.

Geron Corporation

By:	David L. Greenwood
Title:	Chief Financial Officer and Executive Vice President

Investors:

By:
Title:
Address:

By:
Title:
Address:

Exhibit A

Schedule of Investors

			Warrant
Name	Address	Shares	Shares

TOTAL:		550,000	150,000

Exhibit B

Form of Warrant

See Exhibit 4.2.

Exhibit C

Form of Lock-Up Agreement

See Exhibit 4.3.